EXHIBIT 99.1

Capstone Green Energy Reducing Operating Costs as the Business Model

Shifts Towards Energy as a Service

Lower Operating Costs Combined with Rental Fleet Deployments to

Improve Financial Performance

VAN NUYS, CA / BUSINESS WIRE / March 3, 2022 / Capstone Green Energy Corporation (www.CapstoneGreenEnergy.com) (NASDAQ:CGRN) ("Capstone," the "Company," “we” or “us”), a global leader in carbon reduction and on-site resilient green Energy-as-a-Service (EaaS) solutions, has launched an effort to reduce operating costs and modify the operating model to better match the Company’s expanding EaaS business. The expense reduction plan implemented this week is intended to support Capstone's stated goal of reaching consistent quarterly positive adjusted EBITDA.

The Company has undertaken a holistic review of the organization, taking the growing EaaS business into account. EaaS adds diversity to the Company’s revenues and allows for a more streamlined staffing model that constitutes most of the operating cost reductions. Other measures taken to reduce expenses, until this spring when the Company expects to realize increased revenue from rental units yet to be commissioned, include temporary salary reductions for the Capstone Green Energy leadership team and company management, furloughing some employees, and moving others to part-time status.

“We are committed to making the changes needed to increase our profitability through better alignment of our current cost structure to support our higher margin Energy-as-a-Service revenues,” said Darren Jamison, President and Chief Executive Officer of Capstone Green Energy. “While Capstone has achieved adjusted positive EBITDA in the past, the EaaS business model generates high margin recurring revenue that should drive more consistent quarter to quarter positive adjusted EBITDA.”

The EaaS rental unit timeline includes a delay between the time of manufacture and the time revenue from that unit is realized. The microturbine rental unit is built, allocated by a signed rental contract, and then commissioned at the customer site, at which point it begins to generate revenue.

“These actions are designed to enhance our ability to execute on our business plans and serve our customers who are looking to outsource their energy management, while also lowering energy costs, increasing resiliency and reducing emissions,” Mr. Jamison continued. “We will continue to look for ways to enhance Capstone’s financial performance and overall cost structure to optimize adjusted EBITDA.”

About Capstone Green Energy

Capstone Green Energy (www.CapstoneGreenEnergy.com) (NASDAQ: CGRN) is a leading provider of customized microgrid solutions and on-site energy technology systems focused on helping customers around the globe meet their environmental, energy savings, and resiliency goals. Capstone Green Energy focuses on four key business lines. Through its Energy as a Service (EaaS) business, it offers rental solutions utilizing its microturbine energy systems and battery storage systems, comprehensive Factory Protection Plan (FPP) service contracts that guarantee life-cycle costs, as well as aftermarket parts. Energy Conversion Products are driven by the Company's industry-leading, highly efficient, low-emission, resilient microturbine energy systems offering scalable solutions in addition to a broad range of customer-tailored solutions, including hybrid energy systems and larger frame industrial turbines. The Energy Storage Products business line designs and installs microgrid storage systems creating customized solutions using a combination of battery technologies and monitoring software. Through Hydrogen Energy Solutions, Capstone Green Energy offers customers a variety of hydrogen products, including the Company's microturbine energy systems.

For customers with limited capital or short-term needs, Capstone offers rental systems; for more information, contact: rentals@CGRNenergy.com. To date, Capstone has shipped over 10,000 units to 83 countries and estimates that, in FY21, it saved customers over $217 million in annual energy costs and approximately 397,000 tons of carbon. Total savings over the last three years are estimated at 1,115,100 tons of carbon and $698 million in annual energy savings.

For more information about the Company, please visit www.CapstoneGreenEnergy.com. Follow Capstone Green Energy on Twitter, LinkedIn, Instagram, Facebook, and YouTube.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s positive adjusted EBITDA goal and expectations for the Company’s expense reduction plan. The Company has tried to identify these forward-looking statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "will," "plan," "goal" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the timing of rental units generating revenue; further cost reduction efforts; the ongoing effects of the COVID-19 pandemic; the availability of credit and compliance with the agreements governing the Company's indebtedness; the Company's ability to develop new products and enhance existing products; product quality issues, including the adequacy of reserves therefor and warranty cost exposure; intense competition; financial performance of the oil and natural gas industry and other general business, industry and economic conditions; the Company's ability to adequately protect its intellectual property rights; and the impact of pending or threatened litigation. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

CONTACT:
Capstone Green Energy
Investor and investment media inquiries:
818-407-3628
ir@CGRNenergy.com

SOURCE: Capstone Green Energy Corporation